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                                                                    EXHIBIT 11.1

                       New Century Financial Corporation
                Statement Re Computation of Per Share Earnings

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
                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       1998              1997
                                                    ----------------------------
Basic:

Net earnings                                        $    6,233,000  $  2,347,000
                                                    ============================

  Weighted average common shares outstanding            14,004,153       528,618
                                                    ----------------------------

Earnings per share                                  $         0.45  $       4.44
                                                    ============================

Diluted:

Net earnings                                        $    6,233,000  $  2,347,000
                                                    ============================

Weighted average number of common and common
 equivalent shares outstanding:
  Weighted average common shares outstanding            14,004,153  $    528,618
  Dilutive effect of convertible preferred stock,
  stock options and warrants, after application            960,282     8,894,007
                                                    ----------------------------
                                                        14,964,434     9,422,625

Earnings per share                                  $         0.42  $       0.25
                                                    ============================
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